Exhibit 10.5

CREDIT AGREEMENT

dated as of

February 22, 2005

among

WRIGHT EXPRESS CORPORATION,

as Borrower,

THE LENDERS PARTY HERETO,

CREDIT SUISSE FIRST BOSTON,

MERRILL LYNCH CAPITAL CORPORATION

and

SUNTRUST BANK,

as Co-Documentation Agents,

CITICORP NORTH AMERICA, INC.,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Joint Lead Arrangers and Joint Bookrunners

J.P. MORGAN SECURITIES INC.	CITIGROUP GLOBAL MARKETS INC.

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SCHEDULES:

Schedule 1.01 — Commitments
Schedule 6.03 — Existing Indebtedness
Schedule 6.04 — Existing Liens
Schedule 6.06 — Existing Investments
Schedule 6.09 — Transactions with Affiliates
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Subsidiary Guaranty
Exhibit C-1	—	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit C-2	—	Form of Wright Express Corporation In-House Opinion
Exhibit D	—	Form of Solvency Certificate
Exhibit E	—	Form of Borrowing Request

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CREDIT AGREEMENT dated as of February 22, 2005 (as amended, restated, supplemented or otherwise modified, this “Agreement”), among WRIGHT EXPRESS CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto (the “Lenders”), CREDIT SUISSE FIRST BOSTON, MERRILL LYNCH CAPITAL CORPORATION and SUNTRUST BANK, as co-documentation agents, CITICORP NORTH AMERICA, INC., as syndication agent, and JPMORGAN CHASE BANK, N.A., as administrative agent. The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means (a) an investment (through the acquisition of Equity Interests or otherwise) by the Borrower or any Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged with or into the Borrower or any Subsidiary, or (b) the acquisition (by purchase, merger, consolidation or otherwise) by the Borrower or any Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

“Act” has the meaning assigned to such term in Section 9.14.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. It is understood and agreed that no officer or director of the Borrower or any Subsidiary in such capacity shall be deemed to be an Affiliate of the Borrower or any Subsidiary.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Consolidated Leverage Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1	Greater than or equal to 2.75 to 1	1.750%	0.750%	0.375%

Category 2	Greater than or equal to 2.25 to 1 but less than 2.75 to 1	1.500%	0.500%	0.300%

Category 3	Greater than or equal to 1.75 to 1 but less than 2.25 to 1	1.375%	0.375%	0.250%

Category 4	Greater than or equal to 1.25 to 1 but less than 1.75 to 1	1.250%	0.250%	0.200%

Category 5	Less than 1.25 to 1	1.000%	0.000%	0.175%

For purposes of the foregoing, (a) the Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower based upon the financial statements delivered pursuant to Section 5.01(a) or (b); and (b) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such financial statements indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Rate; provided that the Consolidated Leverage Ratio shall be deemed to be in Category 1 if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such financial statements are delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02 or 2.06, substantially in the form of Exhibit E.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” means the last day of each fiscal quarter of the Borrower.

“Capital Expenditures” of any Person means the aggregate of all expenditures incurred by such Person and its subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in accordance with GAAP are or should be included in “additions to property, plant or equipment” on a consolidated balance sheet of such Person and its subsidiaries; provided that Capital Expenditures for the Borrower and its Subsidiaries shall not include:

(a) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 12 months of receipt of such proceeds,

(b) Consolidated Interest Expense,

(c) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period,

(d) Investments in respect of a Permitted Acquisition, or

(e) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and for the purposes hereof, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cendant Special Dividend” has the meaning assigned to such term in Section 6.09(f).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Revolving Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means Credit Suisse First Boston, Merrill Lynch Capital Corporation and SunTrust Bank.

“Commitment” means, with respect to each Lender, the Term Commitment and the Revolving Commitment of such Lender.

“Confidential Information” means information concerning each of the Borrower, its Subsidiaries or its Affiliates which is non-public, confidential or proprietary in nature, or any information that is marked or designated confidential by or on behalf of the Borrower, its Subsidiaries or any of its Affiliates, which is furnished to any Lender by the Borrower, its Subsidiaries or any of its Affiliates directly or through the Administrative Agent in connection with this Agreement or the transactions contemplated hereby (at any time on, before or after the date hereof) together with all analyses, compilations or other materials prepared by any Lender or its respective directors, officers, employees, agents, auditors, consultants or advisors which contain or otherwise reflect such information.

“Consolidated EBITDA” means, for any period, Consolidated Net Income after eliminating extraordinary gains and losses, and unusual items, plus, without duplication, (a) income tax expense, (b) depreciation and amortization expense, (c) Consolidated Interest Expense and (d) other non-cash charges, but excluding any cash payments made in such period with respect to any non-recurring item to the extent deducted in the computation of Consolidated Net Income for such period; provided that for purposes of determining “Consolidated EBITDA” any unrealized non-cash gains (and losses) arising in connection with any Hedging Agreements shall be excluded (or included) to the extent such unrealized non-cash gains (or losses) were included (or excluded) in the computation of Consolidated Net Income.

In addition to, and without limitation of, the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on each Calculation Date after giving effect on a pro forma basis for the period of such calculation to any EBITDA attributable to the assets which are the subject of an Acquisition during the Four Quarter Period, as if such Acquisition occurred on the first day of such Four Quarter Period.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) regular quarterly dividends paid during such period in respect of the Borrower’s common stock (c) the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than any Loans) incurred in connection with such expenditures) and (d) payments scheduled to be made (whether or not actually paid) during such period on account of principal of Indebtedness (other than Operating Indebtedness) of the Borrower or any of its Subsidiaries, including, without limitation, scheduled principal payments in respect of the Term Loans (after giving effect to any pro rata reduction pursuant to Section 2.20(b)) and the principal component of any payments in respect of Capital Lease Obligations; provided that for purposes of this definition Consolidated Interest Expense shall not include any Operating Interest Expense. On any Calculation Date, the Consolidated Fixed Charge Coverage Ratio will be calculated after giving effect on a pro forma basis for the applicable Four Quarter Period to the incurrence of any Consolidated Indebtedness in connection with any Acquisition. For purposes of determining “Consolidated Fixed Charges,” (1) interest on outstanding Consolidated Indebtedness determined on a fluctuating basis as of any Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Consolidated Indebtedness in effect on such Calculation Date; (2) if interest on any Consolidated Indebtedness outstanding on any Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such Calculation Date shall be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Consolidated Indebtedness determined on a fluctuating basis, to the extent such interest is covered by interest rate protection agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

“Consolidated Fixed Charge Coverage Ratio” means, for a Four Quarter Period, the ratio of Consolidated EBITDA for such Four Quarter Period to Consolidated Fixed Charges for such Four Quarter Period.

“Consolidated Indebtedness” means, as of any date of determination, all Indebtedness, which is includable as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, provided that for the purposes of this definition, Consolidated Indebtedness shall not include Operating Indebtedness.

“Consolidated Interest Expense” means, for any period, the sum, for the Borrower and its consolidated Subsidiaries (determined in accordance with GAAP), of all interest in respect of Consolidated Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Lease obligations but excluding any capitalized financing costs) accrued during such period (whether or not actually paid during such period).

“Consolidated Leverage Ratio” means, at any Calculation Date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Four Quarter Period ending as of such Calculation Date.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, all items which in conformity with GAAP would be included under stockholders’ equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means the Credit Agreement, any Subsidiary Guaranty, any Notes issued hereunder and any amendment, waiver or extension of such documents or any other documents which are mutually agreed by the Borrower and the Administrative Agent to constitute “Credit Documents.”

“Credit Parties” means the Borrower and each of the Subsidiary Guarantors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender which fails to make any Loan required to be made or issued by it in accordance with the terms and conditions of this Agreement.

“Disclosed Matters” means public filings with the Securities and Exchange Commission made by the Borrower or any other Credit Party as filed on or prior to the Effective Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly, or, to the reasonable knowledge of the Borrower or such Subsidiary, indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(b)), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.19(e); provided, however, that Excluded Taxes shall not include in the case of the designation of a new lending office or an assignment, withholding taxes solely to the extent that the Lender effecting such assignment or designating such new lending office was entitled, immediately prior to the time of such assignment or designation of such new lending office, to receive additional amounts from the Borrower with respect to the applicable withholding tax imposed on such Lender (or such assignee) pursuant to Section 2.19(a) as a result of such assignment or designation.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financing” means the execution, delivery and performance by the Borrower and its Subsidiaries, as applicable, of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Form S-1” means the Form S-1 Registration Statement under the Exchange Act filed with the Securities and Exchange Commission by the Borrower on November 23, 2004, as amended through Amendment 5, filed by the Borrower on February 14, 2005, including information deemed to be a part of the registration statement at the time of effectiveness pursuant to Rule 430A of the General Rules and Regulations under the Securities Act.

“Four Quarter Period” means, as of any Calculation Date, the period of four complete consecutive fiscal quarters ended on such Calculation Date.

“GAAP” means generally accepted accounting principles in the United States of America, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any governmental agency, authority, instrumentality or regulatory body or any court or central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding to the extent the payment thereof is contingent, the deferred purchase price of property acquired by such Person), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an applicant or account party in respect of letters of credit and letters of guarantee and (i) all obligations, contingent or otherwise, of such Person in respect of acceptance facilities; provided that, in each of the foregoing clauses (a) through (i), trade liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof which are not overdue for a period of more than 180 days or, if overdue for more than 180 days, as to which a dispute exists and adequate reserves in accordance with GAAP have been established on the books of such Person, shall be excluded. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated January 2005 relating to the Borrower and the Financing.

“Initial Public Offering” means the registered public offering on the Effective Date by Cendant Corporation of its entire common stock ownership in the Borrower.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.09.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“ISP 98” means the International Standby Practices, referred to as ISP 98 and published by the International Chamber of Commerce, as amended and restated from time to time.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i) and/or such other of the Lenders as may be designated in writing by the Borrower and which agrees in writing to act as such in accordance with the terms hereof. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank. The term “Issuing Bank” shall include (i) each Issuing Bank and (ii) any Affiliate designated by an Issuing Bank with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means JPMorgan Securities Inc. and Citigroup Global Markets Inc.

“Key Bank LC” means Letter of Credit No. S301937 issued by Key Bank National Association for the account of the Borrower in a face amount of $2,100,000 (which face amount may not be increased without the consent of the Required Lenders).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Person serving as the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Revolving Lenders” means, at any time, Revolving Lenders having more than 50% of the total Revolving Credit Exposure plus the unused Revolving Commitments at such time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and its Subsidiaries taken as a whole to perform their obligations under the Credit Documents or (c) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary other than any Subsidiary that, together with its subsidiaries as of the date of determination, accounts for no more than 5% of Consolidated Total Assets, 5% of Consolidated Net Worth or 5% of the consolidated revenues of the Borrower for the Four Quarter Period immediately preceding the date of determination; provided that for purposes of Sections 6.03, 6.04 and 6.06, WEX Bank shall not be deemed a Material Subsidiary.

“Maturity Date” means the fifth anniversary of the Effective Date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, in connection with any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of any Taxes paid or reasonably estimated by the Borrower to be payable by the Borrower or any Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Operating Indebtedness” means, as of any date of determination, all Indebtedness incurred in the ordinary course of the banking operations of WEX Bank, which is includable as a liability on the consolidated balance sheet of WEX Bank and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Operating Interest Expense” means, for any period, the sum for WEX Bank and its consolidated subsidiaries (determined in accordance with GAAP), of all interest in respect of Operating Indebtedness (including, without limitation, the interest component of any payments in respect of Capital

Lease obligations but excluding any capitalized financing costs) accrued during such period (whether or not actually paid during such period).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under the Notes or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or the Notes.

“Participant” has the meaning assigned to such term in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any Subsidiary; provided, that immediately after giving effect to such Acquisition, the Borrower shall be in pro forma compliance with Section 5.10, Section 6.01, Section 6.02 and Section 6.05(b) and either (i) if such Acquisition is pursuant to clause (a) of the definition of “Acquisition,” then, immediately following such Acquisition, such Person is a consolidated Subsidiary or (ii) if such acquisition is pursuant to clause (b) of the definition of “Acquisition,” then, immediately following such Acquisition, such assets, division or line of business are owned by the Borrower or a consolidated Subsidiary.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or a Subsidiary;

(g) customary rights of set-off upon deposit accounts and securities accounts of cash in favor of banks or other depositary institutions and other securities intermediaries; and

(h) Liens in the nature of licenses that arise in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P or from Moody’s of at least A-1 or P-1, as applicable;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) (A) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, or (B) are rated AAA by S&P and Aaa by Moody’s and (ii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having more than 50% of (a) until the Effective Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the total Revolving Credit Exposures plus the unused Revolving Commitments at such time.

“Responsible Officer” means the chief executive officer, any vice president, or any financial officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $130,000,000.

“Revolving Commitment Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Commitment Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Revolving Commitment Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lenders” means the Persons listed on Schedule 1.01 under the heading “Revolving Lenders” and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Revolving Loan” has the meaning assigned to such term in Section 2.07(a).

“Solvency Certificate” means a certificate of a financial officer in the form attached as Exhibit D hereto.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the fair value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable requirements of law.)

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Person serving as the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guaranty” means a guarantee by a Subsidiary Guarantor of the obligations of the Borrower under the Credit Documents to which the Borrower is a party in the form attached hereto as Exhibit B.

“Subsidiary Guarantor” means any Material Subsidiary (other than WEX Bank) that is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) and is required to become party to a Subsidiary Guaranty pursuant to Section 5.10.

“Syndication Agent” means Citicorp North America, Inc.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated February 22, 2005, between the Borrower and Cendant Corporation.

“Term Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan in an amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.01. The initial aggregate amount of the Lenders’ Term Commitments is $220,000,000.

“Term Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Term Loan” has the meaning assigned to such term in Section 2.01.

“Term Percentage” means, with respect to any Term Lender, (i) at any time prior to the Effective Date, the percentage of the total Term Commitments represented by such Lender’s Term Commitment and (ii) at any time after the Effective Date, the percentage of the aggregate principal amount of the then outstanding Term Loans represented by the aggregate principal amount of such Lender’s then outstanding Term Loans.

“Transaction” means the Initial Public Offering, the Cendant Special Dividend and the payment of related fees and expenses.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“WEX Bank” means Wright Express Financial Services Corporation.

“WEX Bank Event” means any regulatory or enforcement action taken by the FDIC under Section 8(a), (b), (c), (d) or (w) of the Federal Deposit Insurance Act (12 U.S.C. ss 1818(a), 1818(b), 1818(c), 1818(d) or 1818(w)), or by the Utah Commissioner of Financial Institutions under Sections 7-1-307, 7-1-313, 7-1-320, 7-1-322 or 7-2-1 et seq. of the Utah Code, if such action (i) will or is reasonably likely to substantially affect WEX Bank’s ability to conduct its business (including the ability to offer brokered deposits and make credit card loans) and (ii) is continuing for three (3) Business Days.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and

“property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01 Term Commitments. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a term loan (a “Term Loan”) in dollars to the Borrower on the Effective Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.09.

Section 2.02 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by (a) in the case of a Eurodollar Borrowing, not later than 12:00 Noon, New York City time, three Business Days prior to the Effective Date or (b) in the case of an ABR Borrowing, not later 12:00 Noon, New York City time, on the Effective Date) requesting that the Term Lenders make the Term Loans on the Effective Date and specifying the amount to be borrowed and, in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto. Upon receipt of such Borrowing Request the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 1:00 P.M., New York City time, in the case of a Eurodollar Borrowing or 2:00 P.M., New York City time, in the case of an ABR Borrowing, on the Effective Date each Term Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

Section 2.03 Repayment of Term Loans. The Term Loan of each Term Loan Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
June 30, 2005	$5,500,000
September 30, 2005	$5,500,000
December 31, 2005	$5,500,000

March 31, 2006	$5,500,000
June 30, 2006	$11,000,000

September 30, 2006	$11,000,000
December 31, 2006	$11,000,000

March 31, 2007	$11,000,000
June 30, 2007	$11,000,000
September 30, 2007	$11,000,000
December 31, 2007	$11,000,000

March 31, 2008	$11,000,000
June 30, 2008	$11,000,000
September 30, 2008	$11,000,000
December 31, 2008	$11,000,000

March 31, 2009	$11,000,000
June 30, 2009	$16,500,000
September 30, 2009	$16,500,000
December 31, 2009	$16,500,000

Maturity Date	$16,500,000

Section 2.04 Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make revolving credit loans (“Revolving Loans”) in dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay or repay and reborrow Revolving Loans.

Section 2.05 Revolving Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b) Subject to Section 2.17, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.06 Requests for Revolving Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 Noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 Noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.05:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section (or a deemed Borrowing Request pursuant to Section 2.07(e)), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested (or deemed requested) Borrowing.

Section 2.07 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. Each Letter of Credit shall be subject to ISP 98. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in this paragraph (c)) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. In the case of any draft presented under a Letter of Credit which is required to be paid at any time on or before the Maturity Date and provided that the conditions specified in Section 4.02 are then satisfied, and subject to the limitations as to the aggregate principal amount of ABR Loans set forth in Section 2.04(a), but notwithstanding the limitations as to the time of funding of a Borrowing set forth in Section 2.08(a) and as to the time of notice of a proposed Borrowing set forth in Section 2.06, payment by the Issuing Bank of such draft shall be deemed to constitute a Borrowing Request by the Borrower for an ABR Loan hereunder (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and interest shall accrue from the date the Issuing Bank makes such payment, which ABR Loan, upon and to the extent that a Lender shall have funded its Revolving Commitment Percentage thereof, shall constitute such Lender’s ABR Loan hereunder. If any draft is presented under a Letter of Credit and (i) the conditions specified in Section 4.02 are not satisfied or (ii) if the Revolving Commitments have been terminated, then the Borrower will, upon demand by the Administrative Agent or the Issuing Bank, pay to the Issuing Bank, in immediately available funds, the full amount of such draft. If the Borrower fails to make such payment when due, the Administrative

Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit (unless such draft or other document fails to substantially comply with the terms of such Letter of Credit), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone

(confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement the payment by the Issuing Bank of which does not constitute an ABR Loan pursuant to Section 2.07(e), then the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum equal to 2% per annum plus the Alternate Base Rate plus the Applicable Rate. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.14(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in Permitted Investments equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Permitted Investments and at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.08 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the relevant Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing as of the date of such Borrowing.

Section 2.09 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 or 2.06, as the case may be, if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information (and in the case of Revolving Borrowings, in compliance with Section 2.05):

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default or an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default or an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f) No Eurodollar Loan shall be continued prior to the last Business Day of the Interest Period applicable thereto or converted, except upon payment of all amounts payable pursuant to Section 2.18, prior to the last Business Day of the Interest Period applicable thereto.

Section 2.10 Termination and Reduction of Revolving Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.12, the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or receipt of proceeds from other sources, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

Section 2.11 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.12 Optional Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 Noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 Noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.05. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15.

Section 2.13 Mandatory Prepayment of Loans.

(a) If Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries (other than WEX Bank), an amount equal to 50% of the Net Cash Proceeds from such issuance or incurrence (other than as permitted under Section 6.03), shall be applied within three Business Days of the date that such Net Cash Proceeds are received by the Borrower, toward the prepayment of the Term Loans as set forth in Section 2.13(b); provided that if such Net Cash Proceeds are received by any Subsidiary (other than WEX Bank) such Subsidiary shall use all reasonable efforts to promptly distribute such Net Cash Proceeds to the Borrower; provided further that any such prepayment shall be required only to the extent that the Consolidated Leverage Ratio as of last day of the fiscal quarter most recently ended equal is greater than 2.75 to 1.00 after giving pro forma effect to such issuance or incurrence and any such prepayments made under this Section 2.13(a).

(b) Amounts to be applied in connection with prepayments made pursuant to this Section 2.13 shall be applied to the prepayment of the Term Loans in accordance with Section 2.20(b) and shall be made, first, to ABR Loans and, second, to Eurodollar Loans, in each case together with accrued interest to the date of such prepayment on the amount prepaid.

Section 2.14 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of this 2.14(a), the unused amount of the Revolving Commitment of any Lender shall be deemed to be the excess of (i) the aggregate Revolving Commitment of such Lender over (ii) the aggregate Revolving Credit Exposure of such Lender.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.15 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, to the extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.16 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(c) the Administrative Agent is notified by any Lender that, as a result of a Change in Law, it shall have become unlawful for such Lender to make or maintain any Loan as, or to continue or convert any Loan to, a Eurodollar Loan;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) in the case of clause (c) above, all outstanding Eurodollar Borrowings shall be immediately converted to ABR Borrowings.

Section 2.17 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement to the extent reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender in good faith to be material, then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered by such Lender or Issuing Bank in good faith to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding anything to the contrary contained in this Section 2.17, Section 2.19 shall govern exclusively any increased costs relating to Taxes resulting from any Change in Law.

Section 2.18 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert to, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.19 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) If the United States Internal Revenue Service or other Governmental Authority of the United States or other jurisdiction asserts a claim against the Administrative Agent, a Lender or the Issuing Bank that the full amount of Indemnified Taxes or Other Taxes has not been paid, the Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any such Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate (along with a copy of the applicable documents from the United States Internal Revenue Service or other Governmental Authority of the United States or other jurisdiction that asserts such claim) as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located (with the United States of America, each State thereof and the District of Columbia being deemed to constitute a single jurisdiction for purposes of this Section), or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the foregoing, each Lender shall, at the time such Lender becomes a party to this Agreement (or thereafter as reasonably requested by Borrower), execute and deliver to the Borrower and Administrative Agent (i) if it is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code), two original copies (or more as the Borrower or the Administrative Agent shall reasonably request) of the applicable Internal Revenue Service Form W-8 or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from, or entitlement to a reduced rate of, withholding or deduction of Taxes, and (ii) if it is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code), two original copies (or more as the Borrower or the Administrative Agent shall reasonably request) of Internal Revenue Service Form W-9 (or substitute or successor form). Each Lender that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) claiming exemption from withholding tax pursuant to its portfolio interest exception shall execute and deliver to the Borrower and Administrative Agent (i) a statement of such Lender, signed under penalty of perjury, that it is not (A) a “bank” as described in Section 881(c)(3)(A) of the Code, (B) a 10% shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code), or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code, and (ii) two properly completed and executed copies of Internal Revenue Service Form W-8BEN.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.20 Pro Rata Treatment; Payments Generally; Sharing of Set-offs.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Commitment Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective Term Percentages of the Term Lenders. The amount of any principal prepayment of the Term Loans shall be applied to reduce the then remaining installments thereof, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to 1:00 P.M., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18, 2.19 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(e) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due such parties.

(f) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(g) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(h) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(d) or (e), 2.08(b) or 2.20(f), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.21 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, if any Lender is a Defaulting Lender or if any Lender refuses to consent to an amendment, modification or waiver of this Agreement that is approved by the Required Lenders or Majority Revolving Lenders pursuant to Section 9.02(b) or under any other circumstances set forth herein expressly providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment, Term Loans and amounts owed to it by the Borrower hereunder (with the assignment fee to be paid by the Borrower in such instance), without recourse (in accordance with and subject to the restrictions contained in Section 9.04) to one or more banks or other entities procured by the Borrower and approved by the Administrative Agent and the Issuing Bank (such approval not to be unreasonably withheld) upon receipt of all amounts due and owing to it.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its material property and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Financing is within the corporate powers of the Borrower and each of its Subsidiaries and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and each other Credit Document has been duly executed and delivered by the Borrower and each of its Subsidiaries party thereto and constitutes a legal, valid and binding obligation of each of the Borrower and each of its Subsidiaries party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Financing (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or their assets, and (d) will not result in the creation or imposition of any Lien on any asset the Borrower or any of its Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its audited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, respectively, in each case, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2004, no events and conditions have occurred that have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.05 Properties.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business free and clear of any Liens, except liens permitted under Section 6.04 and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person except for such infringements that, the effect of which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) Other than to the extent disclosed in the Disclosed Matters, there are no material actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) that involve this Agreement, any of the other Credit Documents or the Financing.

(b) Neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law the failure of which would reasonably be expected to have a Material Adverse Effect, (ii) has become subject to any Environmental Liability that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (iii) has received notice of any claim with respect to any Environmental Liability that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (iv) knows of any basis for any Environmental Liability that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements; No Default. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.08 Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the

Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

Section 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Solvency. Each of the Credit Parties and WEX Bank is Solvent.

Section 3.12 Use of Proceeds. The proceeds of the Term Loans that have been disbursed to or on behalf of the Borrower have not been used by any Credit Party for purposes other than to finance a portion of the Transaction. The proceeds of the Revolving Loans that have been disbursed to or on behalf of the Borrower have not been used by any Credit Party for purposes other than to finance a portion of the Transaction in an aggregate principal amount not to exceed $55,000,000 and to finance the working capital needs, Permitted Acquisitions, or general corporate purposes of the Borrower and its Subsidiaries. The Letters of Credit have not been used by any Credit Party for purposes other than to finance the working capital needs, Permitted Acquisitions, or general corporate purposes of the Borrower and its Subsidiaries.

Section 3.13 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan, and no Letter of Credit, will be used by the Borrower or any of its Subsidiaries to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation U or X of the Board.

Section 3.14 Disclosure. The Information Memorandum at the time it was furnished did not contain any untrue statement of a material fact or omit to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained therein not misleading. At the Effective Date, there is no fact known to the Borrower which has not been disclosed to the Lenders and which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omit to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained therein not misleading. The Borrower has delivered to the Administrative Agent certain projections relating to the Borrower and its Subsidiaries. Such projections are based on good faith estimates and assumptions believed to be reasonable at the time made, provided, however, that the Borrower makes no representation or warranty that such assumptions will prove in the future to be accurate or that the Borrower and its Subsidiaries will achieve the financial results reflected in such projections.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Documents. The Administrative Agent shall have received from each party hereto or thereto a counterpart of this Agreement and each of the other Credit Documents, each executed and delivered by such party.

(b) Opinion of Counsel. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower, substantially in the form of Exhibit C-1, and (ii) the Senior Vice President and General Counsel for the Borrower, substantially in the form of Exhibit C-2.

(c) Corporate Documents for the Credit Parties. The Administrative Agent shall have received, with copies for each of the Lenders, (1) a certificate of the Secretary or an Assistant Secretary of each Credit Party dated the Effective Date and certifying (i) that attached thereto is a true and complete copy of the certificate of incorporation and by-laws of such Credit Party as in effect on the Effective Date, (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such Credit Party authorizing the borrowings and other extensions of credit hereunder (in the case of the Borrower) and the execution, delivery and performance in accordance with their respective terms of each Credit Document to which such Credit Party is a party and (iii) as to the incumbency and specimen signature of each officer of such Credit Party executing this Agreement or any other document delivered by it in connection herewith (such certificate to contain a certification by another officer of such Credit Party as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (c)) and (2) a good standing certificate of (i) the Secretary of State (or comparable official) of the jurisdiction of incorporation of the Borrower and each other Credit Party, dated as of a date recent to the Effective Date, certifying that the Borrower or such other Credit Party, as the case may be, is a corporation duly organized and in good standing under the laws of such jurisdiction, and (ii) the Secretary of State (or comparable official) of each jurisdiction in which the Borrower or any other Credit Party is required to be qualified to transact business as a foreign corporation, dated as of a date recent to the Effective Date, certifying that the Borrower (or, subject to Section 5.03, Wright Express LLC) or such other Credit Party, as the case may be, is qualified to do business and is in good standing in each such jurisdiction.

(d) Financial Statements. The Administrative Agent and the Lenders shall have received the financial statements referred to in Section 3.04.

(e) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate of a Financial Officer.

(f) No Material Adverse Effect. The Administrative Agent shall be satisfied that, since the date of the most recent audited financial statements of the Borrower and its Subsidiaries, no events or conditions shall have occurred that have had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Payment of Fees and Expenses. The Administrative Agent shall be satisfied that all amounts due and payable to the Administrative Agent, the Joint Lead Arrangers and the Lenders pursuant hereto or with regard to the transactions contemplated hereby have been or are simultaneously being paid.

(h) No Default. At the time of and immediately after giving effect to the Loans, no Default or Event of Default shall have occurred and be continuing.

(i) Representations and Warranties. The representations and warranties set forth in this Agreement and the other Credit Documents shall be true and correct in all material respects (except to the extent such representations and warranties are otherwise qualified by materiality in which case they shall be true and correct in all respects) on and as of the Effective Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(j) Initial Public Offering. The Initial Public Offering shall have been consummated with a resulting capital structure of the Borrower and its Subsidiaries reasonably satisfactory to the Administrative Agent.

(k) Approvals. All Governmental Authority and material third party consents or approvals necessary in connection with the Transactions and the Financing and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.

(l) Litigation. No litigation by any Person shall be pending or, to the Borrower’s knowledge, threatened with respect to the Financing or any documentation executed in connection therewith or which the Administrative Agent or any of the Lenders shall determine would reasonably be expected to have a Material Adverse Effect.

(m) Other Documents. The Administrative Agent shall have received such other documents and certificates as the Administrative Agent may reasonably require.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on April 30, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan, and of the Issuing Bank to issue, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties set forth in this Agreement and the other Credit Documents shall be true and correct in all material respects (except to the extent such representations and warranties are otherwise qualified by materiality in which case they shall be true and correct in all respects) on and as of the date of such Loan or the date of issuance, renewal or extension of such Letter of Credit, as applicable (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Loan or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Loan and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) (i) as soon as publicly available, but in any event within the period within which the Borrower would be required to deliver its annual report on Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of the Borrower if it were required to file such form, its audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that delivery within the time period specified above of copies of the Borrower’s Annual Report on Form 10-K for such fiscal year (together with the Borrower’s annual report to stockholders, if any, prepared pursuant to Rule 14-a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(a);

(ii) as soon as available, but in any event within the period within which the Borrower would be required to deliver its annual report on Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of the Borrower if it were required to file such form, the unaudited balance sheet of the Borrower (on a stand alone basis) and related unaudited statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(iii) as soon as available, but in any event within the period within which the Borrower would be required to deliver its annual report on Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of the Borrower if it were required to file such form, the audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows of WEX Bank and its consolidated subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing;

(b) (i) as soon as publicly available, but in any event within the period within which the Borrower would be required to deliver its quarterly report on Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of each fiscal year of the Borrower if it were required to file such form, its unaudited consolidated balance sheet as of the end of such fiscal quarter and related unaudited consolidated statements of operations for such fiscal quarter and the then elapsed portion of such fiscal year and statements of cash flows for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments; provided that delivery within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10-Q prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(b);

(ii) as soon as available, but in any event within the period within which the Borrower would be required to deliver its quarterly report on Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of each fiscal year of the Borrower if it were required to file such form, the unaudited balance sheet of the Borrower (on a stand alone basis) as of the end of such fiscal quarter and related unaudited statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(iii) as soon as available, but in any event within the period within which WEX Bank is required to deliver its quarterly call report with the FDIC after the end of each of the first three fiscal quarters of each fiscal year of WEX Bank, its call report and related schedules, all certified by its chief financial officer as having been prepared in accordance with FDIC requirements;

(c) on or before the date that is 90 days after the beginning of each fiscal year, financial projections of the Borrower and its consolidated Subsidiaries for such fiscal year, which financial projections shall be accompanied by a reasonably detailed description from a Financial Officer of the bases and assumptions relied upon by the Borrower in making such financial projections, such projections and descriptions to be substantially similar to those contained in the Information Memorandum;

(d) within one Business Day of any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating whether there has been compliance with Sections 6.01 and 6.02 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) within one Business Day of any delivery of financial statements under clause (a) above, or promptly thereafter, a letter addressed to the board of directors of the Borrower from the accounting firm that reported on such financial statements stating that, in connection with the accounting firm’s audits, nothing came to the attention of such firm that caused it to believe that the Borrower failed to comply with Sections 6.01, 6.02 or 6.03 insofar as such Sections relate to financial and accounting matters, and that such accounting firm’s audit was not directed primarily toward obtaining knowledge of noncompliance with such sections;

(f) promptly after such filings become publicly available, electronic notice of the filing of all periodic and other reports and proxy statements filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any of the other Credit Documents, as the Administrative Agent or any Lender may reasonably request.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt notice after any Responsible Officer of the Borrower obtains actual knowledge of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be followed within five (5) Business Days by a statement of a Financial Officer or of an executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business.

(a) Except as set forth in clause (b) below, the Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.05.

(b) To the extent that the Borrower is not otherwise qualified to do business and/or in good standing in each jurisdiction (other than the jurisdiction of its incorporation) in which its ownership or lease of property or the conduct of its business requires such qualification as of the Effective Date, the Borrower will use its commercially reasonable efforts to become so qualified and in good standing in each such jurisdiction by not more than 30 days after the Effective Date.

Section 5.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties during regular business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract), all at such reasonable times and as often as reasonably requested (provided that reasonable access to such books and records and properties shall be made available to the Lenders if an Event of Default has occurred and is continuing).

Section 5.07 Compliance with Laws and Contracts. The Borrower will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and (ii) comply with the terms and conditions of each material contract, agreement and indenture to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable Environmental Laws, the failure of which would reasonably be expected to result in a Material Adverse Effect.

Section 5.09 Use of Proceeds. The proceeds of the Term Loans will be used only to finance a portion of the Transaction. The proceeds of the Revolving Loans will be used only to finance the working capital needs, Permitted Acquisitions and for other general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business and to finance a portion of Transaction in an aggregate principal amount not to exceed $55,000,000. No Letter of Credit and no part of the proceeds of any Loan will be used by any Credit Party, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued only to support obligations incurred by the Borrower and its Subsidiaries for general corporate purposes.

Section 5.10 New Material Subsidiaries. Promptly and in any event within ten (10) Business Days following the (i) organization or acquisition of any new Material Subsidiary or (ii) delivery of financial statements pursuant to Section 5.01 that indicate that a Subsidiary (other than the Borrower) not at such time a Subsidiary Guarantor is a Material Subsidiary, cause such Material Subsidiary (other than a Subsidiary that is not a “United States Person”, as such term is defined in Section

7701(a)(30) of the Code) to execute and deliver a Subsidiary Guaranty, together with such documents as the Administrative Agent may request evidencing corporate action taken to authorize such execution and delivery and the incumbency and signatures of the officers of such Material Subsidiary.

Section 5.11 Compliance with Regulatory Requirements. The Borrower will cause WEX Bank and any other Subsidiary which is a regulated bank to, comply with all minimum capital ratios and guidelines, including, without limitation, risk-based capital guidelines and capital leverage regulations (as may from time to time be prescribed, by regulation or enforceable order of the FDIC or other federal or state regulatory authorities having jurisdiction over such Person), and within such ratios and guidelines be “well-capitalized” to at all times comply with applicable financial institution regulations and requirements with respect to capital adequacy.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Maximum Consolidated Leverage Ratio. The Consolidated Leverage Ratio shall not, as determined as of the last day of each fiscal quarter ending during the periods set forth below, exceed the maximum ratio set forth below opposite such period:

Each Fiscal Quarter Ending During the Period	Maximum Consolidated Leverage Ratio
Effective Date through September 30, 2005	3.50 to 1.00

October 1, 2005 through September 30, 2006	3.00 to 1.00

October 1, 2006 through September 30, 2007	2.50 to 1.00

October 1, 2007 through September 30, 2008	2.00 to 1.00

October 1, 2008 through the Maturity Date	1.50 to 1.00

Section 6.02 Minimum Consolidated Fixed Charge Coverage Ratio. The Consolidated Fixed Charge Coverage Ratio shall not, as determined as of the last day of each fiscal quarter ending during the periods set forth below, be less than the minimum ratio set forth below opposite such period:

Each Fiscal Quarter Ending During the Period	Minimum Fixed Charge Coverage Ratio
Effective Date through December 31, 2006	1.25 to 1.00

January 1, 2007 through the Maturity Date	1.50 to 1.00

Section 6.03 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries (other than WEX Bank) to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Credit Documents;

(b) Indebtedness of the Borrower to any Material Subsidiary and of any Material Subsidiary to the Borrower or any other Material Subsidiary and Indebtedness of any non-Material Subsidiary to any other non-Material Subsidiary;

(c) Guarantees by the Borrower of Indebtedness of any Material Subsidiary and by any Material Subsidiary of Indebtedness of the Borrower or any other Material Subsidiary and Guarantees by any non-Material Subsidiary of Indebtedness of any other non-Material Subsidiary;

(d) (i) Indebtedness of the Borrower to any Subsidiary (other than a Material Subsidiary) and of any Subsidiary (other than a Material Subsidiary) to the Borrower or any Material Subsidiary and (ii) Guarantees by the Borrower of Indebtedness of any Subsidiary (other than a Material Subsidiary) and by any Subsidiary of Indebtedness of the Borrower or any Material Subsidiary; provided that the aggregate amount of Indebtedness and Guarantees permitted by this clause (d) shall not exceed $10,000,000 at any time outstanding;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and does not exceed the cost of such acquisition, construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $5,000,000 at any time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary after the date hereof and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $5,000,000 at any time outstanding;

(g) other Indebtedness of the Borrower or any Subsidiary not otherwise permitted in this Section; provided that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $10,000,000 at any time outstanding;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence; and

(i) Indebtedness existing on the Closing Date, or required to be incurred pursuant to a contractual obligation in existence on the Closing Date, which in either case is set forth in Schedule 6.03, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, shorten the maturity thereof or change the obligors with respect thereto;

(j) Indebtedness of the Borrower and the Subsidiaries pursuant to Hedging Agreements permitted by Section 6.07;

(k) Indebtedness of the Borrower or any Subsidiary constituting indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary permitted thereunder;

(l) any refinancings, refundings, replacements, renewals or extensions of the Indebtedness described in paragraphs (e) and (f) above, provided that such refinancings, refundings, replacements, renewals or extensions do not increase the outstanding principal amount of, shorten the maturity of or change the obligors with respect to such Indebtedness; and

(m) Indebtedness of the Borrower under the Key Bank LC.

Section 6.04 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.04; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.03, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens on any property or assets of the Borrower or any Subsidiary in favor of any other Subsidiary or the Borrower securing obligations not exceeding (i) $15,000,000 in 2005 and (ii) in each fiscal year thereafter, the amount which is ten per cent in excess of the aggregate principal amount permitted in the prior fiscal year;

(f) Liens incurred by WEX Bank in the ordinary course of its business in connection with the issuance of certificates of deposit, escrow deposits in the form of money market deposits, customer deposits and borrowed federal funds; and

(g) Liens not otherwise permitted hereunder which secure obligations not exceeding in the aggregate $5,000,000 at any time outstanding.

Section 6.05 Fundamental Changes.

(a) The Borrower will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary or any other Person in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and such liquidation or dissolution is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.06.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business, if, as a result, the general nature of the business of the Credit Parties taken as a whole, would be substantially changed from the general nature of the business of the Credit Parties taken as a whole, on the Effective Date.

Section 6.06 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries (other than WEX Bank) to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (an “Investment”), except:

(a) Permitted Investments and investments that were Permitted Investments when made;

(b) Investments existing on the date hereof or required to be made pursuant to a contractual obligation in existence on the date hereof and any extensions or renewals thereof, in either case as set forth in Schedule 6.06;

(c) Investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries or in the capital stock of any Subsidiary Guarantor;

(d) Investments made by the Borrower to any Material Subsidiary and made by any Material Subsidiary to the Borrower or any other Material Subsidiary and Investments made by any non-Material Subsidiary to any other non-Material Subsidiary;

(e) Guarantees constituting Indebtedness permitted by Section 6.03;

(f) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations including obligations under insurance, health, disability, safety or environmental obligations;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, suppliers or any other Person;

(h) Investments received as part of a redemption or payment of or for, as a dividend on, or as a distribution in respect of, other Investments permitted by this Section;

(i) Permitted Acquisitions;

(j) Investments not otherwise permitted hereunder in an aggregate amount not to exceed $10,000,000 during the term of this Agreement;

(k) Investments by the Borrower or its Subsidiaries in accounts receivable owing to them, if created or acquired in the ordinary course of business and payable in accordance with customary trade terms (including the dating of accounts receivable and extensions of payments in the ordinary course of business);

(l) Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05;

(m) (i) loans and advances to employees of the Borrower or any Subsidiary in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding (calculated without regard to write-down or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(n) Hedging Agreements permitted by Section 6.07;

(o) additional Investments made from time to time to the extent made with proceeds of non-mandatorily convertible Equity Interests of the Borrower;

(p) Investments of a Subsidiary acquired after the Closing Date or of a Person merged into or consolidated with the Borrower or any Subsidiary in accordance with Section 6.05 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) Investments constituting loans and other extensions of credit made to customers of WEX Bank pursuant to one or more participation agreements with WEX Bank in an aggregate amount not exceeding (i) $30,000,000 in 2005 and (ii) in each fiscal year thereafter, the amount which is twenty per cent in excess of the aggregate principal amount permitted in the prior fiscal year;

(r) Investments constituting loans and other extensions of credit made to customers of the Borrower and its Subsidiaries’ co-branded relationships;

(s) Investments constituting loans and other extensions of credit made in connection with diesel fuel sales in an aggregate amount not to exceed $2,000,000 at any time outstanding; and

(t) Investments of the Borrower to any Subsidiary (other than a Material Subsidiary) and of any Subsidiary (other than a Material Subsidiary) to the Borrower or any other Material Subsidiary; provided that the aggregate amount of such Investments permitted by this clause (t), together with Indebtedness permitted by Section 6.03 (d) shall not exceed $10,000,000 at any time outstanding;

Section 6.07 Hedging Agreements. No Credit Party will enter into any Hedging Agreement except Hedging Agreements entered into in the ordinary course of business to hedge or manage risks to which a Credit Party is exposed in the conduct of its business or the management of its liabilities.

Section 6.08 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries (other than WEX Bank) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock or warrants, options or other rights entitling the holder thereof to purchase or acquire shares of its common stock, (b) any Subsidiary may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (d) any Subsidiary may make Restricted Payments to the Borrower or any of the Subsidiaries, (e) so long as no Event of Default shall then exist and the Borrower would be in compliance with Sections 6.01 and 6.02 after giving effect to such Restricted Payments, the Borrower may make Restricted Payments not otherwise permitted hereunder in an aggregate amount of $5,000,000 during each fiscal year of the Borrower of which 100% of unused amounts may be carried over into subsequent years, (f) the Borrower may use proceeds from the underwriters’ over-allotment option in the Initial Public Offering for repurchases of Equity Interests in the Borrower and (g) the Borrower may make the Restricted Payments described in, and in accordance with, Sections 6.09(f) and 6.13.

Section 6.09 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries (other than WEX Bank) to, sell, lease or otherwise transfer any material property or material assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other material transactions with, any of its Affiliates, except (a) upon fair and reasonable terms not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis with a Person not an Affiliate, (b) transactions between or among the Borrower and its wholly-owned Subsidiaries not involving any other Affiliate, (c) any Indebtedness permitted by Section 6.03(b) and (d), (d) any Restricted Payment permitted by Section 6.08, (e) transactions set forth on Schedule 6.09 and (f) the special dividend described in the Form S-1 to be paid to Cendant Corporation on or after the Effective Date (the “Cendant Special Dividend”).

Section 6.10 Restrictive Agreements. The Borrower and will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition),

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof; provided that this Section 6.10 shall not apply to WEX Bank to the extent that any such restriction, prohibition or condition is imposed by a Governmental Authority in connection with the ordinary course of business of WEX Bank.

Section 6.11 Sale and Leasebacks. The Borrower will not, and will not permit any of its Subsidiaries (other than WEX Bank) to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary unless such arrangement is entered into in connection with the financing of the acquisition of such property through the proceeds of a Capital Lease Obligation permitted by Section 6.03(e) and the sale or transfer of such property occurs within thirty days following the acquisition thereof by the Borrower or any of its Subsidiaries.

Section 6.12 Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, (i) make any material change in accounting principles or reporting practices, except as are made in accordance with GAAP and the Borrower provides subsequent notice of such change to the Administrative Agent concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(b), or as are otherwise consented to by the Administrative Agent or (ii) change its fiscal year or quarters or the method of determination thereof, provided that this Section 6.12 shall not apply to WEX Bank to the extent that any such change is required or imposed by a Governmental Authority.

Section 6.13 Tax Receivable Agreement. The Borrower will not, and will not permit any of its Subsidiaries to, (i) amend or modify the Tax Receivable Agreement in any manner that is materially disadvantageous to the Lenders, (ii) prepay any obligations under the Tax Receivable Agreement or (iii) make any payment thereunder if an Event of Default has occurred and is continuing or if, after giving effect to such payment, the Borrower would fail to be in compliance with Sections 6.01 and 6.02.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 (other than clauses (a), (b) and (c)), 5.02, 5.03 (with respect to the maintenance of the Borrower’s legal existence only), or in Article VI;

(e) the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), the Subsidiary Guaranty or any other Credit Document, and such failure shall continue unremedied for a period of thirty (30) days after the Borrower or any of its Subsidiaries obtains knowledge thereof;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to applicable grace periods);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due (after giving effect to applicable grace periods), or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall generally not pay its debts as they become due or shall admit in writing its inability or failure to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount (not paid or fully covered by insurance, as to which the insurer has acknowledged coverage) in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(o) a WEX Bank Event shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, provided that no Default and Event of Default has occurred and is continuing to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Subject to the foregoing provisions of this Article VIII, the Administrative Agent shall, on behalf of the Lenders, (i) execute each Credit Document other than this Agreement on behalf of the Lenders, (ii) exercise any and all rights, powers and remedies of the Lenders under the Credit Documents, including the giving of any consent or waiver or the entering into of any amendment, subject to the provisions of Section 9.02, (iii) execute and deliver assignments and other such agreements, and possess instruments on behalf of the Lenders and (iv) in the event of acceleration of the obligations of the Borrower hereunder, exercise the rights of the Lenders under the Credit Documents upon and at the direction of the Required Lenders.

The Co-Documentation Agents, the Syndication Agent and the Joint Lead Arrangers shall not have any right, power, obligation, liability, responsibility or duty under any of the Credit Documents other than, in the case of the Co-Documentation Agents and the Syndication Agent, those applicable to all Lenders. Without limiting the foregoing, none of the Co-Documentation Agents, the Syndication Agent or either Joint Lead Arranger shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to each Co-Documentation Agent, the Syndication Agent and each Joint Lead Arranger as it makes with respect to the Administrative Agent or any other Lender in this Article VIII.

ARTICLE IX

Miscellaneous

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to Wright Express Corporation, 97 Darling Avenue, South Portland, Maine 04106, Attention of Melissa Goodwin, Chief Financial Officer (Telecopy No. (207) 523-7798) with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, Attn: James Douglas (Facsimile No: (917) 777-2868);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Alma Gonzalez (Telecopy No. (713) 750-2223) with copies (which shall not constitute notice) to JPMorgan Chase Bank, N.A., Corporate Banking, 270 Park Avenue, 15th Floor, New York, New York 11017, Attention of Bill Castro (Telecopy No. (212) 270-0670)

and JPMorgan Chase Bank, N.A., Corporate Banking, 270 Park Avenue, 22nd Floor, New York, New York 11017, Attention of Elisabeth Schwabe (Telecopy No. (212) 270-1511);

(iii) if to JPMorgan Chase Bank in its capacity as Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Alma Gonzalez (Telecopy No. (713) 750-2223) with copies (which shall not constitute notice) to JPMorgan Chase Bank, N.A., Corporate Banking, 270 Park Avenue, 15th Floor, New York, New York 11017, Attention of Bill Castro (Telecopy No. (212) 270-0670) and JPMorgan Chase Bank, N.A., Corporate Banking, 270 Park Avenue, 22nd Floor, New York, New York 11017, Attention of Elisabeth Schwabe (Telecopy No. (212) 270-1511);

(iv) if to any Lender (other than JPMorgan Chase Bank) in its capacity as an Issuing Bank, to it at such address and telecopy number as notified to the Administrative Agent and the Borrower; and

(v) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) All notices, communications, requests and demands to or upon the respective parties hereto made in accordance with the provisions of this Agreement shall be deemed to have been duly given or made when delivered, or, in the case of telecopy notice, when received.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or result in the expiration date of any Letter of Credit being after the fifth Business Day prior to the Maturity Date, without the written consent of each Lender affected thereby, (iv) change Section 2.20(b), (c) or (f) in a manner that would alter the prorata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or “Majority Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty (other than in accordance with the terms thereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, including the reasonable and documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders or any Issuing Lender (unless there shall exist an actual conflict of interest among such Persons) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction nor shall the Borrower be liable for any settlement or any proceeding effected without the Borrower’s written consent (which consent shall not be unreasonably withheld).

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and their respective affiliates, agents, directors, officers, employees and advisors (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Financing or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (A) the Borrower shall not be liable for the fees and expenses of more than one separate firm for all such Indemnitees (unless there shall exist an actual conflict of interest among such Indemnitees, and in such case, not more than two separate firms) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction; (B) the Borrower shall not be liable for any settlement of any proceeding effected without the Borrower’s written consent (such consent not to be unreasonably withheld) and (C) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee, and provided further, however, that this Section 9.03(b) shall not be construed to expand the scope of the reimbursement obligations of the Borrower specified in Section 9.03(a).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Term Percentage, in the case of any Term Lender and such Lender’s Revolving Commitment Percentage, in the case of any Revolving Lender (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Credit Documents without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and its LC Exposure) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or to an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and

Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the applicable Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of and subject to Sections 2.17, 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each

Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(e) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment or grant of a security interest to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment or grant of a security interest; provided that no such pledge or assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination or cancellation of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the other Credit Documents which are held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any of the other Credit Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any of the other Credit Documents shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Credit Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO

(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Neither the Administrative Agent, the Issuing Bank nor any Lender shall use in violation of applicable law or disclose the Confidential Information; provided that the Confidential Information may be disclosed (a) to its Affiliates and its and its Affiliates’ advisors (other than those covered by clause (b) below) that agree to keep such Confidential Information confidential as provided in this Section, (b) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors that (1) need to know the Confidential Information in connection with this Agreement and the transactions contemplated hereby and (2) are covered by internal procedures or codes of conduct or are subject to professional ethical standards regarding confidentiality and are informed of the confidential nature of such Confidential Information and directed to keep such Confidential Information confidential as provided in this Section, (c) to the extent requested by any regulatory authority purporting to have jurisdiction over any Lender or its Affiliates, the Administrative Agent or the Issuing Bank, (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, the Issuing Bank or such Lender, as the case may be, shall request confidential treatment of such Confidential Information to the extent permitted by applicable law and the Administrative Agent, the Issuing Bank or such Lender, as the case may be, shall, to the extent permitted by applicable law, promptly inform the Borrower with respect thereto so that the Borrower may seek appropriate protective relief to the extent permitted by applicable law, provided further that in the event that such protective remedy or other remedy is not obtained, the Administrative Agent, the Issuing Bank or such Lender, as the case may be, shall furnish only that portion of the Confidential Information that is legally required and shall disclose the Confidential Information in a manner reasonably designed to preserve its confidential nature and shall cooperate with the Borrower’s counsel to enable the Borrower to attempt to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, (e) to any other party to this Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (h) with the consent of the Borrower or (i) to the extent such Confidential Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower which source, to the actual knowledge of the Administrative Agent, the Issuing Lender or any Lender, as the case may be, is not prohibited from disclosing such Confidential Information to such Person by a contractual, legal or fiduciary obligation to the Borrower, the Administrative Agent, the Issuing Bank, or any Lender; provided that except as otherwise permitted hereunder the Borrower and its Subsidiaries shall not be identified to any third parties and no disclosure of any Confidential Information shall be made to any third party, either directly or indirectly. Neither the Agent nor any Lender shall make any public announcement, advertisement, statement or communication regarding the Borrower or any Related Parties or this Agreement or the transactions contemplated hereby without the prior written consent of the Borrower. The obligations of the Agent and any Lender under this Section shall survive termination or expiration of this Agreement.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. In connection therewith, each Lender hereby agrees to provide only such information that is, in such Lender’s sole determination, required by the Act and to provide such information in a manner that is consistent with the confidentiality provisions set forth in Section 9.12.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WRIGHT EXPRESS CORPORATION

By	/s/ Melissa A. Goodwin
Name: Melissa A. Goodwin
Title: Chief Financial Officer of WEX
Address: 97 Darling Avenue, South Portland, ME 04106
Taxpayer ID Number: 01-0526993

JPMORGAN CHASE BANK, N.A. individually and as Administrative Agent and Issuing Bank,

By	/s/ Gary L. Spevack
Name:	Gary L. Spevack
Title:	Vice President

CITICORP NORTH AMERICA, INC., individually and as Syndication Agent,

By	/s/ Daniel J. Brill
Name:	Daniel J. Brill
Title:	Managing Director

[Lender signature pages follow on separate pages]

BANK OF TOKYO-MITSUBISHI TRUST COMPANY

By:	/s/ P. Shah

Name:	P. Shah

Title:	Vice President

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Island Branch

By:	/s/ Peter Chauvin

Name:	Peter Chauvin

Title:	Vice President

By:	/s/ Alan Daoust

Name:	Alan Daoust

Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Frederick W. Laird

Name:	Frederick W. Laird

Title:	Managing Director

By:	/s/ Thomas Foley

Name:	Thomas Foley

Title:	Director

FLEET NATIONAL BANK, a BANK OF AMERICA COMPANY

By:	/s/ Jane A. Parker

Name:	Jane A. Parker

Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ William Archer

Name:	William Archer

Title:	Authorized Signatory

HARRIS TRUST AND SAVINGS BANK

By:	/s/ Donald J. Boreman

Name:	Donald J. Boreman

Title:	Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ John C. Everett

Name:	John C. Everett

Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ John C. Rowand

Name:	John C. Rowand

Title:	Vice President

SUNTRUST BANK

By:	/s/ Nora Brown

Name:	Nora Brown

Title:	Vice President

UBS LOAN FINANCE LLC

By:	/s/ Wilfred V. Saint

Name:	Wilfred V. Saint

Title:	Director

By:	/s/ Richard L. Tarrow

Name:	Richard L. Tarrow

Title:	Director

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Karin E. Samuel

Name:	Karin E. Samuel

Title:	Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Robert T.P. Storer

Name:	Robert T.P. Storer

Title:	Vice President